EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:	Bart D'Ambra
Investor Relations
(973) 473-2200

CLIFTON SAVINGS BANCORP, INC. ANNOUNCES
THE POSTPONEMENT OF ITS PENDING CONVERSION AND PUBLIC OFFERING
Clifton, New Jersey, February 7, 2011 — Clifton Savings Bancorp, Inc. (the “Company”) (Nasdaq: CSBK), the holding company for Clifton Savings Bank, announced today the postponement of its second step conversion and offering following the issuance by the Office of Thrift Supervision (“OTS”) of a “Needs to Improve” rating to Clifton Savings Bank as a result of its recent Community Reinvestment Act (“CRA”) examination.

The Company filed its applications for conversion on December 15, 2010 which are currently pending before the OTS.  The OTS staff  recently informed the Company that it is not in a position to approve the applications at this time given the issuance of the “Needs to Improve” CRA rating.  Consequently, the Company is postponing the conversion and will not be commencing the offering in February 2011 as planned.  The Company remains committed to the completion of its conversion and offering, but has not yet determined when it will be completed.

The Company is the holding company of Clifton Savings Bank, a federally chartered savings bank headquartered in Clifton, New Jersey.  Clifton Savings Bank operates a total of 12 full-service banking offices in northeast New Jersey.  The Company’s majority stockholder is Clifton MHC, a federally chartered mutual holding company.

This press release contains certain forward-looking statements.  Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.”  Forward-looking statements, by their nature, are subject to risks and uncertainties.  Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the Company is engaged.